UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2025

CHESAPEAKE UTILITIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
500 Energy Lane, Dover, DE 19901
(Address of principal executive offices, including Zip Code)
(302) 734-6799
(Registrant's Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange, Inc.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01     Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 with respect to (i) the certain Note Purchase Agreement, dated August 1, 2025 (the “Note Purchase Agreement”), by and among Chesapeake Utilities Corporation, a Delaware corporation (the “Company”) and the purchasers named therein (collectively, the “Purchasers”) and (ii) the one-year extension of the $250 million 364-day revolving credit facility (the “364-Day Revolver”) under the Second Amended and Restated Credit Agreement, dated August 6, 2024 (the “Credit Agreement”) are incorporated herein in their entirety.
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Note Purchase Agreement
On August 1, 2025, the Company and the Purchasers executed the Note Purchase Agreement which authorized the sale and purchase of $200 million of aggregate principal amount of unsecured senior notes (the “Senior Notes”). $150 million of the Senior Notes closed and funded on August 1, 2025 and $50 million is expected to close and fund on September 15, 2025. The Senior Notes consist of (a) $60 million aggregate principal amount of 4.88% Series 2025-A Senior Notes due August 1, 2028 (the "Series 2025-A Notes"), (b) $90 million aggregate principal amount of 5.16% Series 2025-B Senior Notes due August 1, 2031 (the "Series 2025-B Notes"), and $50 million aggregate principal amount of 5.02% Series 2025-C Senior Notes due September 15, 2030 (the "Series 2025-C Notes"). The following is a summary of the material terms to which the Senior Notes will be subject.
a.Maturity Dates: The outstanding principal balance of the Senior Notes will be due and payable on the Maturity Dates (as defined in the first paragraph of each note) and set forth above.

b.Interest: Interest payments on the Series 2025-A Notes and Series 2025-B Notes will be payable semiannually on February 1 and August 1 of each year, commencing on February 1, 2026. Interest payments on the Series 2025-C Notes will be payable semiannually on March 15 and September 15 of each year, commencing on March 15, 2026.

c.Optional Prepayment; Acceleration Upon Events of Default; Prepayment Required by Noteholders Upon Diversification Event: The Company may, at its option, upon notice, prepay at any time all, or from time to time any part of, the Senior Notes, in an amount not less than $2 million of the aggregate principal amount of the Senior Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount (as defined in the Note Purchase Agreement) determined for the prepayment date with respect to such principal amount. The Senior Notes may be accelerated by the occurrence of certain payment defaults as set forth in the Note Purchase Agreement. The Senior Notes may be accelerated by the Required Holders (as defined in the Note Purchase Agreement) upon any other events of default. The Note Purchase Agreement includes customary events of default to which the Senior Notes are subject, including payment default on the Senior Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events. Upon a Diversification Event (as defined in the Note Purchase Agreement), Noteholders may, at their option, declare outstanding Senior Notes to be due and payable in full.

d.Covenants: The Note Purchase Agreement sets forth certain business and financial covenants to which the Company is subject when any of the Senior Notes are outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur certain indebtedness and to incur certain liens and encumbrances on any of its property.
This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any Senior Notes. The Senior Notes will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 4.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Second Amended and Restated Credit Agreement
Pursuant to the terms of the Credit Agreement the Company and the participating lenders which included PNC Bank National Association, Citizens Bank N.A., Manufacturers and Traders Trust Company, Royal Bank of Canada, CoBank, ACB, and Barclays Bank PLC have exercised one of the three one-year extension options for the $250 million 364-Day Revolver. The new maturity date for the 364-Day Revolver is August 4, 2026, with all other terms and conditions remaining unchanged.

The description above is only a summary and is qualified in its entirety by reference to the copy of the Credit Agreement, which was filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended June 30, 2024.
Item 9.01    Financial Statements and Exhibits.
(d)   Exhibits
4.1     Note Purchase Agreement, dated as of August 1, 2025, among the Company and the purchasers thereto.*
104     Cover Page Data File (embedded within the Inline XBRL document).

* Certain information in this agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted information will be furnished to the SEC upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE UTILITIES CORPORATION

/s/ Beth W. Cooper
Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Corporate Secretary

Date: August 7, 2025